Exhibit 10.14

CASH REPLACEMENT AWARD AGREEMENT

THIS CASH REPLACEMENT AWARD AGREEMENT (this “Agreement”), by and among Hewitt Associates LLC, an Illinois limited liability company (the “Company”), and [                ] (“Employee”) is made as of [    ], 2017.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1.	Definitions.

1.1    Affiliate. The term “Affiliate” means, with respect to any Person, any Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such Person.

1.2    Agreement. The term “Agreement” shall have the meaning set forth in the preface.

1.3    Board. The term “Board” shall mean the Board of Managers of the Company.

1.4    Cause. The term “Cause” shall have the meaning set forth in the Employee’s employment agreement, consulting agreement, offer letter, or equity award agreement with the Company or its Subsidiaries as in effect on the date of the Employee’s termination of employment or service, and in the absence of such agreement or if such agreement does not provide for a definition of “Cause”, then Cause shall mean Employee’s (i) performing an act of dishonesty, fraud, theft, embezzlement, or misappropriation involving the Employee’s employment with or service to the Company or any of its Subsidiaries or Affiliates, or breach of the duty of loyalty to the Company or any of its Subsidiaries or Affiliates; (ii) performing an act of race, sex, national origin, religion, disability, or age based discrimination which after investigation, counsel to the Company reasonably concludes will result in liability being imposed on the Company, its Subsidiaries or Affiliates and / or the Employee; (iii) material violation of Company or any of its Subsidiaries’ policies and procedures including, but not limited to, the Code of Business Conduct; (iv) material noncompliance with any terms of this Agreement, or any non-competition, non-solicitation, non-disparagement and/or nondisclosure obligations that such Member is subject to, or an employment agreement; or (v) performing any criminal act resulting in a criminal felony charge brought against the Employee or a criminal conviction of the Employee (other than conviction of a minor traffic violation).

1.5    Control. “Control” (including its correlative meanings, “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting interests or capital stock, by contract or otherwise.

1.6    Code. The term “Code” means the Internal Revenue Code of 1986, as amended.

1.7    Company. The term “Company” shall have the meaning set forth in the preface.

1.8    Disability. The term “Disability” means disability pursuant to the standard set forth in, or in circumstances where the Employee qualifies for receipt of benefits under, the long-term disability plan of the Company.

1.9    Employee. The term “Employee” shall have the meaning set forth in the preface.

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1.10    Person. The term “Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company or other legal entity or organization.

1.11    Retirement. The term “Retirement” means voluntary termination of employment as an employee of the Company or its Affiliates by an Employee who has attained age 55.

1.12    Subsidiary. The term “Subsidiary” means, with respect to any Person, another Person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first Person.

2.	Grant, Vesting, and Settlement of Replacement Award.

2.1    Grant of Replacement Award.

(a)    Upon execution of this Agreement, the Company will grant to Employee and Employee will receive from the Company, the right to receive a cash replacement award of $[                ] (the “Replacement Award”).

(b)    The Replacement Award will be subject to the vesting conditions set forth on Schedule A attached hereto.

(c)    Any portion of the Replacement Award that becomes vested in accordance with the terms and conditions set forth on Schedule A attached hereto will be paid to the Employee within thirty (30) days following the occurrence of such vesting event.

2.2    Taxes. The Company shall be entitled, if necessary or desirable, to withhold from any amount due and payable by the Company to the Employee (or secure payment from the Employee in lieu of withholding) the amount of any withholding or other tax due from the Company with respect to any amount payable to the Employee under this Agreement.

2.3    Section 409A. This Agreement is intended to either comply with, or be exempt from, the requirements of Code Section 409A. To the extent that this Agreement is not exempt from the requirements of Code Section 409A, the Agreement is intended to comply with the requirements of Code Section 409A and shall be limited, construed and interpreted in accordance with such intent. Accordingly, the Company reserves the right to amend the provisions of the Agreement at any time and in any manner without the consent of Employee solely to comply with the requirements of Code Section 409A and to avoid the imposition of the additional tax, interest or income inclusion under Code Section 409A on any payment to be made hereunder while preserving, to the maximum extent possible, the intended economic result of Employee’s Replacement Award. Employee’s right to receive installment payments pursuant to this Agreement (if any) shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. Notwithstanding the foregoing, in no event whatsoever shall the Company be liable for any additional tax, interest, income inclusion or other penalty that may be imposed on Employee by Code Section 409A or for damages for failing to comply with Code Section 409A.

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2.4    Restrictive Covenants. In partial consideration for the grant of this Cash Replacement Award, the Employee’s rights with respect to the payment of this Replacement Award shall be subject to the Employee’s compliance with the restrictive covenants described in this Section 2.4. If, at the time of enforcement of any restrictive covenants described in this Section 2.4, a court shall hold that the duration, scope, area or other restrictions stated in the applicable agreement are unreasonable under circumstances then existing, such provisions shall be enforceable to the maximum extent permissible under applicable law. In addition to any means at law or equity available to enforce such restrictive covenants (including, without limitation, injunctive relief), the Employee shall be required upon a breach of any such restrictive covenant to forfeit the Employee’s rights with respect to the Replacement Award hereunder. In the event that the Company brings an action to enforce the terms and conditions of this Agreement, the Employee shall pay the costs and expenses incurred by the Company in bringing such action, including without limitation attorneys’ and other legal fees.

(a)    Covenant Not to Solicit Clients and Prospective Clients. The Employee hereby covenants and agrees that, except with the prior written consent of the Company, the Employee (on the Employee’s own behalf or on behalf of any other person or entity) will not, during the course of employment, and for a period of two (2) years after the date of termination of Employee’s employment with the Company (such date, the “Termination Date”), directly or indirectly, call upon, solicit, accept, engage in, service or perform, other than on behalf of the Company, any business of the same type or kind as the Business performed by the Company from or with respect to (i) clients of the Company with respect to whom the Employee provided services, either alone or with others, or had a business relationship, or on whose account the Employee worked or became familiar, or supervised directly or indirectly the servicing activities related to such clients, during the twenty-four (24) months prior to the Employee’s Termination Date, and, further provided, such clients were clients of the Company either on the Employee’s Termination Date or within twelve (12) months prior to such Termination Date and (ii) prospective clients of the Company which the Employee alone, in combination with others, or in a supervisory capacity, solicited during the six (6) months prior to the Employee’s Termination Date and to which a proposal for services was rendered by the Company during the six (6) months prior to the Employee’s Termination Date. “Client” means any person or entity listed on the books of the Company as such. “Business” means the business of providing products and services covering the businesses of human resources and benefits outsourcing management and related services, including accounting, claims management and handling, and information systems on behalf of commercial and individual clients which are national and international and are not confined to any geographic area.

(b)    Covenant Not to Solicit Employees. The Employee hereby also agrees, for the duration of the term of the covenant set forth in Section 2.4(a) herein not to, directly or indirectly, solicit, induce, or cause any person or other entity to solicit, induce, any employee of the Company to work for the Employee or for any third party or entity, or to leave the employ of the Company.

(c)    Other Covenants. Notwithstanding any other language in this Agreement, this Agreement does not preclude the enforceability of any restrictive covenant provision contained in any prior or subsequent agreement entered into by the Employee, (any such covenant, an “Other Covenant”), including without limitation any covenant contained in any Confidentiality and Non-Solicitation Agreement between the Employee and the Company or any of its Affiliates, and further including without limitation any covenant not to compete, to solicit or perform services for clients, or to solicit employees, any confidentiality or intellectual property covenant, and any covenant with respect to a pre-resignation notice period. Further, no Other Covenant precludes the enforceability of any provision contained in this Agreement.

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(d)    Acknowledgments. The Company and the Employee acknowledge and agree that the covenants contained in Sections 2.4(a), 2.4(b) and 2.4(c) herein are necessary and reasonable for the protection of the Company and are reasonably limited with respect to the activities prohibited, duration, geographical scope and their effect on the Employee and the public. The parties acknowledge that the purpose and effect of the covenants simply are to protect the Company for a limited period of time from unfair competition by the Employee. The Employee acknowledges that there is no general geographical restriction contained in the preceding paragraphs because the restrictions apply only to the specified clients of the Company and because the Employee’s material duties, responsibilities and relationships with the Company’s clients, prospective clients and employees are not limited to any particular geographic area. Nothing in this Agreement shall prohibit the Employee from obtaining a livelihood for himself or herself or his or her family by being engaged in the Business. The intent of the parties is that the Employee’s restrictive covenant is limited only to those clients as above specified.

(e)    Trade Secrets and Confidential Information. The Employee acknowledges that the Company’s business depends to a significant degree upon the possession of information which is not generally known to others, and that the profitability of such business requires that this information remain proprietary to the Company. The Employee shall not, except as required in the course of employment by the Company or by applicable law (provided that the Employee shall first give the Company reasonable advance written notice of any subpoena), disclose or use during or subsequent to the course of employment, any trade secrets or confidential or proprietary information relating to the business of the Company of which the Employee becomes aware by reason of being employed or to which the Employee gains access during his or her employment by the Company and which has not been publicly disclosed (it being understood and agreed that trade secrets and confidential or proprietary information shall remain subject to this Section 2.4(e), and shall not be considered “publicly disclosed” for purposes of the preceding clause, if any public disclosure thereof results from a breach by the Employee of this provision, or a breach by the Employee or another person of some other contractual or legal obligation to the Company). Nothing in this paragraph is intended to limit the Employee’s right or ability to communicate with the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, or other federal, state or local agency, and such communication may be initiated by the Employee or in response to the government inquiry. Such information includes, without limitation, lists of clients and prospective clients; contract terms and conditions; client information relating to services, insurance, benefits programs, employees, finances, and compensation; copyrighted materials; corporate, management and business plans and strategies; compensation and revenues; methods and strategies of marketing; market research and data; technical know-how; computer software and manuals; policies and procedures; and the conduct of the affairs of the Company. All records and equipment and other materials constituting or relating in any way to any trade secrets, confidential or proprietary information, or relating to clients or business of the Company, and all other Company property, shall be and remain the sole property of the Company during and after the end of employment and shall be returned to the Company by the Employee immediately upon its request or the Employee’s Termination Date (whichever is earlier).

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2.5    Intellectual Property. The Employee hereby assigns to the Company the Employee’s entire right, title and interest in and to all discoveries and improvements, patentable or otherwise, trade secrets and ideas and writings and copyrightable material, which are conceived, developed, reduced to practice, or acquired by the Employee (collectively, “IP”) during the Employee’s employment and which relate to the business of the Company or any of its Affiliates, parent companies or subsidiaries. The Employee further acknowledges that all original works of authorship which are made by the Employee (solely or jointly with others) within the scope of and during the period of his/her employment with the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. The Employee agrees to disclose promptly, fully and in writing all such IP to the Company. The Employee will upon the Company’s request, execute, acknowledge and deliver to the Company all instruments and do all other acts which are necessary or desirable to enable the Company or any of its Affiliates, parent companies, or subsidiaries to file and prosecute applications for, and to acquire, maintain and enforce, all patents, trademarks, and copyrights in all countries. To the extent the Employee is bound by an employee handbook or contract provision that protects the Company’s intellectual property at least to the extent provided in this Section 5.2, the provision set forth in such employment handbook or contractual arrangement between the Employee and the Company will prevail and govern.

3.	Miscellaneous.

3.1    Employee’s Employment by Company. Nothing contained in this Agreement shall be deemed to obligate the Company or any of its Affiliates or Subsidiaries to employ Employee in any capacity whatsoever or to prohibit or restrict the Company or any of its Affiliates or Subsidiaries from terminating the employment of Employee at any time or for any reason whatsoever, with or without Cause.

3.2    Other Benefits. The Replacement Award and amounts payable thereto are special incentive payments to the Employee and will not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive, pension, retirement, insurance or other employee benefit plan of the Company or its Affiliates, notwithstanding any plan or agreement provision which provides otherwise.

3.3    Non-Assignment. The Employee may not assign or delegate any rights or obligations hereunder without first obtaining the advanced written consent of the Company. Any purported assignment or delegation by the Employee in violation of the foregoing shall be null and void ab initio and of no force and effect.

3.4    Cooperation. Employee agrees to cooperate with the Company in taking action reasonably necessary to consummate the transactions contemplated by this Agreement.

3.5    Binding Effect. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that no transferee shall derive any rights under this Agreement unless and until such transferee has executed and delivered to the Company a valid undertaking and becomes bound by the terms of this Agreement.

3.6    Amendment; Waiver. This Agreement may be amended only by a written instrument signed by the parties hereto. No waiver by any party hereto of any of the provisions hereof shall be effective unless set forth in a writing executed by the party so waiving.

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3.7    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois applicable to contracts made and performed wholly within the state of Illinois (except that the provisions of Section 1 of Appendix A shall be governed by the law of the state where Employee is principally employed by the Company or its applicable Affiliate or Subsidiary, or if Employee and the Company or any of the Company’s Affiliates or Subsidiaries are party to an employment agreement, the law of the state that governs such an employment agreement), without giving effect to the conflict of law provisions that would direct the application of the law of any other jurisdiction. Any suit, action or proceeding with respect to this Agreement, or any judgment entered by any court in respect of any thereof, shall be brought exclusively in the Court of Chancery of the State of Illinois (unless the federal courts have exclusive jurisdiction, in which case each party consents to the jurisdiction of the United States District Court for the District of Illinois), and each of the Company and the members of Employee’s Family Group hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. Each of the members of Employee’s Family Group and the Company hereby irrevocably waives: (a) any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any of the foregoing courts, (b) any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum, and (c) any right to a jury trial.

3.8    Notices. All notices shall be deemed to have been delivered and given for all purposes (a) on the delivery date, if delivered by confirmed facsimile, (b) on the delivery date, if delivered personally to the party to whom the same is directed, (c) one business day after deposit with a commercial overnight carrier, with written verification of receipt, (d) three business days after the mailing date, whether or not actually received, if sent by U.S. mail, return receipt requested, postage and charges prepaid, or any other means of rapid mail delivery for which a receipt is available addressed to the receiving party as specified on the signature page of this Agreement, or (e) upon confirmation of receipt of an email.

If to the Company:

Hewitt Associates LLC

4 Overlook Point

Lincolnshire, IL 60069

Email: alight.solutions.human.resources@aon.com

Attention: Executive Leaders

With copies to:

The Blackstone Group, L.P.

345 Park Avenue, 44th Floor

New York, NY 10154

Attention: David Kestnbaum

and

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Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Michael Krasnovsky

Following the date hereof, notice may be delivered to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

3.9    Integration. This Agreement and the documents referred to herein or delivered pursuant hereto which form a part hereof, including the Restrictive Covenants, contain the entire understanding of the parties with respect to the subject matter hereof and thereof, provided that if the Company (or any of its Affiliates or Subsidiaries) are a party to one or more agreements with Employee related to the matters subject to Section 3 and Appendix A, such other agreements shall remain in full force and effect and continue in addition to this Agreement, and nothing in this Agreement or incorporated by reference shall supersede or replace any other confidentiality, non-competition, non-solicitation, non-disparagement or similar agreement entered into between Employee and the Company (or any of its Subsidiaries or Affiliates) to the extent that such agreement is more protective of the business of the Company or any of its Subsidiaries or Affiliates, and provided, further, that to the extent Employee is party to any agreement that would, by its terms, vary the terms of this Agreement (other than with respect to the matters subject to Section 3 hereof) or provide more favorable rights and remedies to Employee, such terms will be deemed amended and shall not apply to the Replacement Awards. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter, other than as specifically provided for herein.

3.10    Counterparts. This Agreement may be signed in counterparts, including electronic counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

3.11    Injunctive Relief. Employee acknowledges and agrees that a violation of any of the terms of this Agreement will cause the Company and its Affiliates irreparable injury for which adequate remedy at law is not available. Accordingly, it is agreed that the Company shall be entitled to an injunction, restraining order or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the United States or any state thereof, in addition to any other remedy to which it may be entitled at law or equity.

3.12    Rights Cumulative; Waiver. The rights and remedies of Employee and the Company and/or its Affiliates under this Agreement shall be cumulative and not exclusive of any rights or remedies which either would otherwise have hereunder or at law or in equity or by statute, and no failure or delay by either party in exercising any right or remedy shall impair any such right or remedy or operate as a waiver of such right or remedy, nor shall any single or partial exercise of any power or right preclude such party’s other or further exercise or the exercise of any other power or right. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EMPLOYEE:

By:

HEWITT ASSOCIATES LLC:

By:
Name:
Its:

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Schedule A

Cash Replacement Award Vesting Conditions1

Payment Schedule:

Payment Date	Amount
June 2017	USD
May 2018	USD
May 2019	USD
May 2020	USD
May 2021	USD

If Employee’s employment ends, Employee’s remaining award may be affected as explained in the following chart:

Reason for Termination	Award Treatment
Voluntary termination	Employee forfeits any award payments not yet paid to Employee

Termination for Cause	Employee forfeits any award payments not yet paid to Employee

Involuntary termination without Cause	Employee will be paid the pro rata award amount for the period of service from May 1, 2017 through Employee’s Retirement or termination date; which is generally Employee’s last day worked

Retirement	Employee will be paid the pro rata award amount for the period of service from May 1, 2017 through Employee’s Retirement or termination date; which is generally Employee’s last day worked

Long-term Disability	Future payments will be accelerated and paid upon termination

Death	Future payments will be accelerated and paid upon termination

[1]	NTD: To mirror the time-vesting conditions of the Employee’s equity awards that were forfeited upon closing of the transaction.

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